At the annual meeting of shareholders of MFS Research Growth & Income Value Fund, which was held on November 7, 2001, the following actions were taken: Item
1. Trustees of the fund were elected as follows:

                                Number of Shares

Nominee                         For                          Withhold Authority

Jeffrey L. Shames               7,673,438.019                    127,388.323
John W. Ballen                  7,672,338.568                    128,487.774
Lawrence H. Cohn                7,673,424.290                    127,402.052
J. David Gibbons                7,667,321.083                    133,505.259
William R.Gutow                 7,673,821.071                    127,005.271
J. Atwood Ives                  7,673,424.290                    127,402.052
Abby M. O'Neill                 7,668,736.567                    132,089.775
Lawrence T. Perera              7,673,424.290                    127,402.052
William J. Poorvu               7,673,379.371                    127,446.971
Arnold D. Scott                 7,673,821.071                    127,005.271
J. Dale Sherratt                7,670,680.974                    130,145.368
Elaine R. Smith                 7,673,821.071                    127,005.271
Ward Smith                      7,668,469.283                    132,357.059


Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.

Number of Shares

For                                5,511,732.212
Against                              151,649.761
Abstain                              197,664.369
Broker non-votes                   1,939,780.000

Item 3. The amendment or removal of certain fundamental investment policies. Number of Shares For 5,479,004.195 Against 167,374.839 Abstain 214,667.308
Broker non-votes 1,939,780.000 Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.

Number of Shares

For                                   749,730.660
Against                               102,792.082
Abstain                               200,733.600

Item 6. The ratification of the election of Ernst & Young LLP as the independent public accountants to be employed by the fund for the fiscal year ending August 31, 2002.

Number of Shares

For                                   7,497,300.660
Against                                  102,792.082
Abstain                                  200,733.600